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                                                                    EXHIBIT 10.1
                                     [LOGO]
                               TAKE2 Interactive


                      DEVELOPMENT AND PUBLISHING AGREEMENT

         This Agreement is entered into as of February 10, 2000 , by and between Take-Two Interactive Software, Inc., a Delaware corporation, located at 575 Broadway, New York, NY 10012 ("Publisher") and VIS Interactive p/c, a corporation organized under the laws of Scotland, located at The VIS Building, Izatt Avenue, DunFermline Scotland, KY11 3BZ ("Developer").

         WHEREAS, Publisher and Developer wish to enter into a Publishing Agreement whereby Developer shall create and develop State of Emergency (the "Product") and Publisher shall publish the Product on the terms and conditions set forth herein;

         NOW, THEREFORE, the parties agree as follows:

1.       GRANT OF LICENSE

         Developer grants to Publisher the exclusive right during the Term (as hereinafter defined) and throughout the world (the "Territory") to produce, reproduce, perform, promote, advertise, export, import, rent, license, sublicense, translate, localize, manufacture, package, market, merchandise, distribute (through any channels, including electronic distribution by download), display, sell, lease and otherwise exploit the Product, including products without original narrative or interactive elements designed to support and/or promote the product using the names, renderings, dialog, sound effects or screen shots from the Product (including, without limitation, clothing, posters, novelties and strategy guides of every kind and nature whatsoever) (hereinafter referred to as "Ancillary Products") on the Platform (as hereinafter defined). Developer also hereby grants to Publisher the non-exclusive right throughout the Territory to use and reproduce the object code and an exclusive right to use the name of the Product (and any trademarks which may be applied for by Developer at Developer's sole cost and expense) in accordance with the provisions of this Agreement. Developer shall not exercise the exclusive rights granted to Publisher during the Term and throughout the Territory. Developer shall retain all copyrights and all other intellectual property rights in and to the Product, including all original elements of design and game software, and all rights in all source code, tools, technology, and other development aids embodied in and used in connection with the development of the Product. Any rights not explicitly granted to Publisher hereunder are reserved by Developer.


VIS Definitive Agreement

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2.       MARKETING

         Publisher shall determine, in its sole discretion, the manner and method of marketing and distribution of the Product, including, but not limited to, marketing expenditures, advertising and promotion, packaging, channels of distribution and the price of the Product, provided however, that Publisher shall use commercially reasonable efforts to cause the Product to be released within nine (9) months of the date the Product is approved by Sony Corporation of America ("Sony") and shall spend at least $500,000 on advertising. Neither party makes any guarantee of success with respect to revenue to be achieved or royalties to be earned from the Product.

3.       COMPETING PRODUCTS

         Developer shall not, directly or indirectly, develop, manufacture or distribute a product of the same genre (i.e., third-person urban conflict simulation similar in theme, look and feel) as the Product for any party other than Publisher until the date two (2) years following the initial release of the Product. The parties acknowledge and agree that the foregoing restriction is of the essence of this Agreement and is necessary for the protection of Publisher's ongoing business.

         During the Term and following the commercial release of the Product, Publisher shall have a right of first and last refusal for the exclusive, worldwide publishing rights to sequels, add-ons, mission packs and other platform versions of the Product. Any refusal right must be exercised in writing within fifteen (15) days of receipt of written notice by Developer of a bona fide third-party offer.

4.       DEVELOPMENT

         (a) Within thirty (30) days following the date hereof, Developer shall submit to Publisher for Publisher's acceptance design specifications ("Design Specifications") for the Product. Publisher shall, within fifteen (15) business days of submission of the Design Specifications, review the Design Specifications and shall notify Developer, in writing, indicating either acceptance or rejection of the Design Specifications, and, if rejection, the specific reasons therefor. Upon rejection of the Design Specifications, Developer shall have fifteen (15) business days from Publisher's notice to revise the Design Specifications and resubmit the Design Specifications for acceptance. Should Developer fail, to the reasonable satisfaction of Publisher, to deliver satisfactory Design Specifications, Publisher may terminate this Agreement by written notice to Developer and all amounts paid by the Publisher in connection with the Product shall be fully refundable.

         (b) Developer shall develop the Product for the Sony Playstation 2 (the "Platform") in accordance with the approved Design Specifications, the development schedule annexed hereto as Exhibit A (the "Development Schedule) and the terms and conditions of this Agreement. Material changes to the Design Specifications shall be mutually agreed to in good faith by the parties.

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         (c) Publisher shall have the right to request translations/localization of the Product by providing written notice to Developer. Publisher shall pay to Developer the reasonable costs incurred by Developer set forth in an approved budget for each localization, such costs to be deemed an advance hereunder and shall be payable 50% upon commencement of development of additional language(s), and 50% upon Publisher's acceptance of the gold master of the localized version.

         (d) Approval. After delivery to Publisher by Developer of each deliverable pursuant to the milestones identified in the Development Schedule (collectively, "Unapproved Deliverables"), Publisher will have thirty (30) calendar days to examine and test such Unapproved Deliverable to determine whether it conforms in all material respects to the approved design specifications and whether it is complete and free from material error (the "Acceptance Criteria"). On or before the thirtieth day after delivery, Publisher will notify Developer in writing of Publisher's acceptance or rejection of the Unapproved Deliverable based upon the Acceptance Criteria and, in case of any rejection, will provide Developer with a reasonably detailed list of deficiencies in the Unapproved Deliverable. In the event that Publisher fails to provide Developer with such written notification within thirty days of the date of delivery of an Unapproved Deliverable, Publisher shall be deemed to have accepted such Unapproved Deliverable. In the event of a rejection, Developer will use its good faith, best efforts to correct the deficiencies (including, without limitation, any material bugs and deficiencies that affect game play and/or compatibility) and will resubmit such Unapproved Deliverable, as corrected, as soon as reasonably practicable following Publisher's rejection. Publisher will either accept or reject the corrected Unapproved Deliverables based upon the Acceptance Criteria. This procedure will continue until Publisher either (i) accepts the Unapproved Deliverable or (ii) elects to terminate this Agreement for material breach after the Cure Period (as defined herein) pursuant to Section 14(b)(ii).

5.       DELIVERY

         Developer shall deliver to Publisher four (4) copies of the fully functional gold master for the Product (in executable object code form), on the Platform in electronic format, Bug (as hereinafter defined) free, and from which Publisher can create copies of the Product. Timely delivery in accordance with the Development Schedule is of the essence of this Agreement. In the event Developer fails to deliver the gold master for the Product by March 31, 2001 (the "Gold Master Delivery Date") unless such delivery date is extended by mutual agreement of Publisher and Developer, Developer shall be deemed to be in material breach of this Agreement. For the avoidance of doubt, the Cure Period (as hereinafter defined) shall not apply to any termination by Publisher pursuant to this Section. If Publisher terminates this Agreement pursuant to this section, all amounts paid by Publisher in connection with the Product shall be fully refundable in accordance with Section 14(b)(ii). "Bug" means any deviation from the commonly accepted standards for normal operation of games or any material error including, without limitation, an abnormal cessation of functioning of the Product.
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6.       CREDITS

         Developer shall submit on-screen credits for the Product to Publisher for Publisher's approval, which approval shall not be unreasonably withheld. Publisher shall accord credit to Developer as developer with reasonable prominence on all printed materials related to the product, including without limitation, on front of the package, in the manual and advertising materials which shall contain Developer's logo. Developer's website address shall be displayed on the back of the package. The Product, user manual and Ancillary Products shall contain the following legal: (C) VIS Interactive plc 2000 or such other legal as may be provided by Developer.

7.       DEVELOPER SUPPORT

         During the three months following the initial release of the Product, at Publisher's request, Developer shall provide reasonable telephone support to Publisher's designated employees in connection with the technical support of users of the Product. Publisher shall reimburse Developer its reasonable pre-approved out-of-pocket expenses (as documented) in connection with rendering telephone support and training services.

8.       ADVANCE

         Provided Developer has performed in accordance with the terms hereof, Publisher shall pay to Developer a fully recoupable advance in the aggregate amount of (pound)1,625,000, of which (pound)325,000 has been paid, the receipt of which is hereby acknowledged by Developer, payable (i) (pound)650,000 upon delivery of the gold master by the Gold Master Delivery Date (as defined in the Development Schedule); and (ii) (pound)650,000 upon approval by Sony. All advances paid to Developer or on Developer's behalf in respect of the Product shall be recoupable by Publisher at any time from any and all royalties accruing hereunder with regard to the Product.

9.       ROYALTIES

         Publisher shall accrue to Developer's account royalties at a rate of fifty percent (50%) of the net receipts derived worldwide by Publisher and its affiliates from the commercial exploitation (including without limitation sales of, rental of, and time charged services derived from) of the Product and Ancillary Products. Net receipts means amounts actually received by Publisher, less returns, credits, freight, taxes and similar charges and manufacturing expenses and royalties.

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10.      ROYALTY PAYMENTS

         (a) Royalties earned hereunder will be accrued quarterly and paid in United States dollars, less all advances and other permitted charges, within seventy-five (75) days following the last day of January, April, July, and October, in accordance with Publisher's regular accounting practices. Royalties statements shall be sent to Marjacq Micro Limited. Publisher shall have the right to establish reserves for returns and defective products in accordance with Publisher's business practices (not to exceed 15% of royalties owed to Developer). Unused reserves shall be liquidated during the second quarter following the quarter the reserve was taken.

         (b) Each royalty payment hereunder shall be accompanied by a statement in United States dollars, in accordance with Publisher's regular accounting practices. Each royalty statement shall contain information relating to the life to date activity of the Product including period of statement, units sold, cost of goods, gross royalty, reserves, earned royalties, territories, sublicensed and repackaged sales and Ancillary Product sales. Each statement shall become binding on both parties and Developer shall neither have nor make any claim against Publisher with respect to such statement, unless Developer objects in writing to the statement of the specific basis of such claim within one (1) year after the date Publisher renders such statement.

         (c) Royalty payments shall be less whatever taxes the laws of the applicable jurisdiction require be withheld in connection with such royalties and subject to applicable local currency remittance laws or foreign exchange remittance regulations.

         (d) Publisher agrees that Developer may, not more than once during any calendar year, but only once with respect to any statement rendered hereunder, audit its books and records for the purpose of determining the accuracy of Publisher's statements to Developer. If Developer wishes to perform any such audit, Developer will be required to notify Publisher in writing at least thirty
(30) days before the date when Developer plans to begin it. All audits shall be made during regular business hours, and shall be conducted on Developer's behalf by a certified independent public accountant. Each examination shall be made at Developer's own expense at Publisher's regular place of business in New York where the books and records will be made available to Developer's accountant. In the event that Developer establishes as a result of an audit conducted by Developer, that there is a discrepancy in the royalty payments due to Developer of ten percent (10%) or more for the period covered by the audit, then Publisher shall pay to Developer, upon settlement of the audit, Developer's reasonable third-party legal and auditor's fees and disbursements actually incurred in connection with such audit and interest at the rate of 2% per annum on underpaid accountings.

         (e) If Developer claims that additional monies are payable to Developer, Publisher shall not be deemed to be in material breach of this Agreement unless (i) Publisher fails to produce appropriate books and records of manufacture and sales for audit, or (ii) such claim shall have been reduced to a final judgment by a court of competent jurisdiction and Publisher shall have failed to pay Developer the amount thereof within thirty (30) days after Publisher shall have received written notice of the entry of such judgment or
(iii) Publisher agrees that there are royalties owing and does not pay the amount thereof within thirty (30) days.

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11.      CONFIDENTIAL INFORMATION

         (a) Publisher and Developer recognize that, in connection with the performance of this Agreement, each of them may disclose to the other information about the disclosing party's business or activities, which such party considers proprietary and confidential. All of such proprietary and confidential information of each party (which shall include, without limitation, all business, financial and technical information of a party, identities of customers, clients or licensees, proprietary software code and any other information whether oral or written which is not generally known or available to the public) is hereinafter referred to as "Confidential Information."

         (b) The party who receives any Confidential Information agrees to maintain the confidential status for such Confidential Information, not to use any such Confidential information for any purpose other than the purpose for which it was originally disclosed to the receiving party, and not to disclose any of such Confidential Information to any third party unless required by law or court order.

12.      REPRESENTATIONS AND WARRANTIES

         (a) Ownership and Non-infringement. Developer represents and warrants to Publisher that it has obtained all rights, licenses and authorizations necessary to enter into this agreement and grant the rights granted herein; each of Developer and Publisher represent and warrant that the execution and performance of this Agreement does not and will not violate or interfere with any other agreement to which it is a party, Developer represents and warrants that the source code and development tools for the Product is or will be original to Developer and/or exclusively owned by Developer and/or validly licensed by Developer at Developer's expense for all uses to be made of them pursuant to this Agreement and that the source code and development tools are not nor will they be a violation of the rights of any other person or organization; and Developer represents and warrants that no part of the Product or the exercise of the rights granted hereunder violates or infringes upon any rights of any person or entity, including, but not limited to, copyrights, trademark rights, patent rights, trade secrets rights, or contractual, common law or statutory rights. Publisher represents and warrants that it will not reverse-engineer the Product.

         (b) Authority. Each of Publisher and Developer represents and warrants that it is duly organized and in good standing under the laws of the jurisdiction of its incorporation or existence; that it has (and shall at all times remain possessed of) the full right, power and authority to enter into and perform this Agreement; that it is not presently the subject of a voluntary or involuntary petition in bankruptcy, does not presently contemplate filing any such voluntary petition, and is not aware of any intention on the part of any other person to file such an involuntary petition against it; and the person(s) executing this Agreement on its behalf has the actual authority to bind Developer to this Agreement.

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         (c) Performance. Each of Publisher and Developer represents and warrants that it is under no disability, restriction or prohibition, whether contractual or otherwise with respect to its rights to execute and perform this Agreement; that the agreement of any person who is not a party to this Agreement is not necessary or required for it to carry out its obligations hereunder, or for it to enjoy the benefits contemplated by this Agreement; that during the Term of this Agreement, it will not enter into any agreement or make any commitments which would interfere with the grant of rights hereunder or its performance of any of the terms and provisions hereto; and that it will not, nor will it, sell, assign, lease, license or in any other way dispose of or encumber the rights granted to Publisher hereunder.

         (d) Operation. Developer represents and warrants to Publisher that the gold master for the Product will operate in accordance with the applicable design specifications and with commonly accepted standards for operation of such product, will be free from any Bugs, significant programming errors or anomalies, and will operate and run in a reasonable and efficient business manner as described in the user and system configuration documentation which fully explains the operation and design of the Product.

13.      INDEMNITY

         (a) Developer does hereby indemnify, save and hold harmless Publisher and Publisher's subsidiaries, affiliates, licensees, assigns, officers and employees from any and all loss and damage (including, without limitation, fees and disbursements of counsel incurred by Publisher in any action or proceeding between Developer and Publisher or between Publisher and any third party or otherwise) arising out of or in connection with any claim by any third party based on facts or alleged facts inconsistent with any of the warranties, representations or agreements made by Developer under this Agreement or any breach of, or act by Developer which is inconsistent with, any of the warranties, representations or agreements made by Developer under this Agreement, and agrees to reimburse Publisher on demand for any payment made or loss suffered with respect to any claim or act to which the foregoing indemnity applies. In the case of a claim by a third party, Publisher shall give Developer prompt written notice of any such claim and shall be entitled to conduct the defense or settlement thereof. Publisher shall give Developer reasonable progress reports and Developer shall give Publisher reasonable assistance in defending or settling any such claim.

         (b) In the event that, through the breach of any of Developer's representations and warranties or the failure of Developer to perform any of its obligations herein, distribution of the Product is or is reasonably likely to be adjudged infringing or otherwise unlawful or violate of any right of any third party ("Infringing Product"), Developer shall, at its sole cost and expense, either (i) promptly modify the Product so that Publisher's distribution as permitted hereunder ceases to be infringing or wrongful, or (ii) promptly procure for Publisher the right to continue distributing the Product. In the case of an Infringing Product (a) Developer shall promptly reimburse Publisher for all costs incurred in replacing copies of the Product or for all refunds given, as well as all reasonable costs of removing all infringing copies of the Product from the channels of distribution; (b) Publisher shall be entitled to offset any royalty or other payments due to Developer under this Agreement (or any other agreement) against any sums owed by Developer to Publisher under clause (a); and (c) following the commencement of any litigation covered by this
Section in which Publisher is named as a defendant, Publisher shall be entitled to withhold royalty payments and all other sums payable to Developer hereunder pending the outcome of such litigation.

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         (c) Publisher does hereby indemnify, save and hold harmless Developer and Developer's subsidiaries, affiliates, licensees, assigns, officers and employees from any and all loss and damage (including, without limitation, fees and disbursements of counsel incurred by Developer in any action or proceeding between Publisher and Developer or between Developer and any third party or otherwise) arising out of or in connection with any claim by any third party or any breach of, or act by Publisher which is inconsistent with, any of the warranties, representations or agreements made by Publisher in this Agreement, and agrees to reimburse Developer on demand for any payment made or loss suffered with respect to any claim or act to which the foregoing indemnity applies.

14.      TERM AND TERMINATION

         (a) Term. This Agreement shall become effective on the date set forth above and shall continue until the seventh anniversary of the date of this agreement or the date terminated as set forth in this Agreement.

         (b) Breach. (i) In the event of a material breach of this Agreement by Developer, Publisher shall have the right to suspend Publisher's obligations to make payments to Developer and/or offset any royalties or other payments due to Developer under this Agreement against any sums owed by Developer to Publisher under this Agreement until Developer has cured such breach. If such breach is not cured within thirty (30) days of written notice (the "Cure Period") Publisher shall have the right to terminate this Agreement. Nothing contained herein shall in any way limit Publisher's other rights and remedies under this Agreement at law or equity.

                  (ii) In the event of termination by Publisher prior to the release of the Product for a material breach by Developer, Publisher shall have the right to obtain a refund of all unrecouped advances and other reimbursable sums paid by Publisher to Developer hereunder. All rights granted hereunder in and to the Product shall remain with Publisher until the full repayment of the unrecouped advances by Developer to Publisher. Thereafter, the license granted pursuant to Section 1 hereof shall revert to Developer and neither Publisher nor Developer shall have any further obligation to the other hereunder.

                  (iii) In the event of termination of this Agreement for a material breach by Publisher, all of Publisher's rights to market and distribute the Product shall cease and all rights granted to Publisher shall revert to Developer.

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         (c) Delivery. In the event that Developer fails to deliver the Product by the Gold Master Delivery Date, Publisher may make other arrangements, including but not limited to engaging third party consultants, to develop the Product. All costs associated therewith shall be fully recoupable at any time from any and all royalties and other sums accruing to Developer under this Agreement. Upon notice by Publisher of its intention to develop the Product in the manner aforesaid, Developer shall deliver to Publisher all materials reasonably requested or required by Publisher to do so, including, but not limited to, the source code and the development tools to be used solely in connection with exploiting the Product, subject to Publisher's continuing obligation to account for royalties.

         (d) Events on Termination. After the Product has been released by Publisher and the advance has been paid, notwithstanding termination of this Agreement for any reason whatsoever, Publisher shall have the exclusive continuing right to market and distribute the Product for a period of six (6) months following termination, subject to Publisher's obligation to account for royalties.

15.      GENERAL PROVISIONS

         (a) Agency: Publisher acknowledges that Developer has appointed Marjacq Micro Ltd. ("Marjacq"), a corporation organized under the laws of England, located at 34 Devonshire Place, London W1N 1PE, as its true and lawful agent and attorney-in-fact for purposes of this Agreement. Developer agrees that payments made hereunder to Marjacq, if any, will be automatically deemed payments made directly to Developer in discharge of Publisher's obligations hereunder, and Developer hereby indemnifies Publisher to the same extent as set forth above in connection with any claim arising out to any payment made to Marjacq. Publisher shall make all payments that become due to Developer to Marjacq in accordance with written instructions from Marjacq.

         (b) Assignment. Neither party shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party which consent shall not be unreasonably withheld..

         (c) Notices. All notices and other items from one party to the other hereunder will, unless herein indicated to the contrary, be sent by facsimile with a copy by mail addressed as follows:

                  To Developer: At Developer's address as set forth on the first page hereof (fax 44-(1383) 845-345), with a copy to Marjacq (fax 44 (207) 935-9499).

                  To Publisher: At Publisher's address as set forth on the first page hereof, directed to the attention of Chief Financial Officer (fax: (212) 663-6644).
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Any notice shall be sent by by facsimile, to the facsimile number of the party to be served and shall be deemed complete at the time of receipt of the written confirmation at the end of the facsimile in question.

         (d) Governing Law. This Agreement shall be construed under the internal laws of the State of New York applicable to agreements to be performed wholly therein, and both parties agree that New York courts and the American Arbitration Association in New York shall have jurisdiction over this Agreement and any controversies arising out of this Agreement shall be brought by the parties to the Supreme Court of the State of New York, County of New York, or to the United States District Court for the Southern District of New York, or to the appropriate arbitration tribunal in New York City and they hereby grant exclusive jurisdiction to such court(s) and to any appellate courts having jurisdiction over appeals from such court(s).

         (e) Survival. The representations, warranties, indemnification, termination and confidentiality obligations set forth in this Agreement shall survive the termination of this Agreement by either party for any reason.

         (f) Amendments. No supplement, modification, amendment, waiver, termination or discharge of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

         (g) Entire Agreement. This Agreement constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the subject matter hereof, including the Agreement dated July 15, 1999.

         (h) Force Majeure. No party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party, including, acts of God, war, power failures, floods, earthquakes and other natural disasters.

         (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together, shall be deemed to constitute one and the same instrument

         (j) Facsimile Signatures. Facsimile signatures on this Agreement shall be deemed originals for all purposes.

         (k) Severability. If any provision of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be construed by limiting and reducing it so as to be enforceable or eliminating it, without invalidating the remaining provisions of this Agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date specified below.



                                Very truly yours,

                                TAKE TWO INTERACTIVE SOFTWARE, INC.


                                By: /s/ Larry Muller
                                    ------------------------------

                                    Title: Chief Financial Officer

                                    Date: February 16, 2000



AGREED TO AND ACCEPTED:

VIS INTERACTIVE PLC

By:    /s/ Peter Baillie
       --------------------

Title: Director

Date: February 15, 2000